Exhibit 99.1
Contact:
Michael W. Shelton, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports 2008 Fourth Quarter and Full Year Financial Results
GREENSBORO, N.C., February 5, 2009 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported financial results for the fourth quarter and year ended December 31, 2008.
For the fourth quarter of 2008, net loss was $8.1 million and net loss available to common shareholders was $8.3 million, or $0.53 per diluted share, compared to a net loss of $10.6 million, or $0.67 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008, the net loss available to common shareholders was $6.6 million, or $0.42 per diluted share, compared to a net loss of $5.7 million, or $0.49 per diluted share, for 2007.
NewBridge was formed through the merger (the “Merger”) of FNB Financial Services Corporation (“FNB”) into LSB Bancshares, Inc. (“LSB”), which became effective on July 31, 2007. NewBridge’s full year of 2007 financial data includes 12 months of operating results for the former LSB, while the results of the former FNB are only included from the July 31, 2007 merger date.
Operating Results
For the fourth quarter of 2008, net interest income decreased to $14.4 million from $18.5 million in the year-ago period. This decline was primarily due to the lower net interest margin caused by the Federal Reserve’s interest rate reductions, partially offset by an increase in average earning assets of 4% over the prior year. The provision for credit losses during the fourth quarter of 2008 was $14.6 million versus $14.4 million for the fourth quarter of 2007. Noninterest income for the quarter ended December 31, 2008 rose to $4.6 million, versus $4.0 million for the same period in 2007, while noninterest expense decreased to $20.3 million for the fourth quarter of 2008 from $25.9 million in the comparable year-ago quarter. Included in noninterest expense for the quarter ended December 31, 2008 were other real estate owned (“OREO”) writedowns of $2.7 million, compared to $2.6 million of such writedowns in the fourth quarter of 2007.
For the twelve months ended December 31, 2008, net interest income increased to $64.1 million, versus $55.3 million for 2007. The increase was primarily due to the inclusion of a full year of the former FNB’s operations in NewBridge’s 2008 results, versus only five months of operations in NewBridge’s 2007 results. The provision for credit losses in 2008 increased to $25.3 million from $19.0 million in 2007. Noninterest income in 2008 was $20.6 million, compared to $15.0 million in 2007, while noninterest expense increased to $72.8 million from $62.4 million for the same periods, principally due to the Merger.
Balance Sheet
As of December 31, 2008, total assets were approximately $2.13 billion, an increase of 3.5% from $2.06 billion at December 31, 2007. Loans were $1.60 billion at the end of 2008, an increase of 7.7% from $1.49 billion at December 31, 2007, while deposits were $1.66 billion, up 2.2% from $1.63 billion at year-end 2007. Total borrowings at December 31, 2008 were $215.8 million, essentially unchanged from $217.5 million at the year-ago date.

Asset Quality
Nonperforming assets, which includes nonaccrual loans, accruing loans 90 days or more past due, OREO and renegotiated debt, totaled $48.6 million at December 31, 2008, versus $42.1 million at September 30, 2008 and $17.2 million at December 31, 2007. The increase from the 2007 year-end total was primarily driven by a $25.8 million increase in non-accrual loans, as well as a $4.8 million increase in OREO, reflecting continued deterioration in real estate markets and the weak economic environment. The allowance for credit losses at the end of 2008 was $35.8 million, or 2.23% of outstanding loans, compared to $30.4 million, or 2.04% of outstanding loans, at December 31, 2007.
Capital
Shareholders’ equity totaled $229.7 million at December 31, 2008, up from $184.2 million at September 30, 2008 and $193.2 million at December 31, 2007. The increase in shareholders equity is due to the sale of preferred stock and warrants to purchase common stock to the United States Department of the Treasury in December 2008 for $52.4 million as part of the Troubled Assets Relief Program (“TARP”) Capital Purchase Program.
The Company and the Bank continue to maintain capital levels that exceed the established regulatory guidelines to be classified as “well capitalized.” As of December 31, 2008, the Bank had a leverage ratio of 8.20%, a Tier 1 risk-based ratio of 9.76%, and a total risk based ratio of 11.03%. The Company holds $26.0 million of the $52.4 million from the TARP Capital Purchase Program which could be invested in the Bank to increase capital from present levels. As of the year end, the Bank had unused lines of credit exceeding $190 million from various financial institutions.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “Despite the extremely difficult operating environment, we continue to work diligently to position the Company for long-term success. In the past year, we have secured additional capital, conservatively expanded the balance sheet and significantly boosted our reserve position. Throughout 2008, the Company conducted a substantive review of all components of non-interest expense. The Company implemented expense reductions by closing selected branches, eliminating non-core lines of business and reducing staff levels. There is no question that we are in the most challenging economic times in recent history. However, we remain committed to maintaining a sound financial institution that can successfully weather this severe downturn.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 37 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

						Fourth
						Quarter	Twelve Months Ended
	2008				2007	2008-2007	December 31
	Fourth	Third	Second	First	Fourth	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2008	2007	Variance
Average Balances
(Dollars in thousands)
Assets	$2,133,912	$2,054,795	$2,106,342	$2,073,844	$2,025,247	5.4%	$2,092,270	$1,450,297	44.3%
Loans	1,618,456	1,601,183	1,566,968	1,512,683	1,452,641	11.4	1,575,064	1,061,985	48.3
Investment securities	264,432	257,871	343,404	356,244	381,291	(30.6)	305,246	239,339	27.5
Earning assets	1,949,941	1,881,436	1,929,174	1,887,033	1,873,771	4.1	1,911,967	1,325,420	44.3
Noninterest-bearing deposits	159,907	161,367	168,535	169,208	177,525	(9.9)	164,712	141,216	16.6
Interest-bearing deposits	1,497,307	1,492,681	1,459,705	1,467,279	1,440,303	4.0	1,479,178	1,019,476	45.1
Interest-bearing liabilities	1,768,552	1,693,067	1,727,669	1,689,792	1,654,755	6.9	1,719,680	1,130,821	52.1
Shareholders’ equity	194,706	187,622	194,882	195,265	201,622	(3.4)	193,617	153,095	26.5

Period-End Balances
(Dollars in thousands)
Assets	$2,129,064	$2,108,294	$2,062,979	$2,119,475	$2,057,358	3.5%
Loans	1,604,525	1,626,504	1,574,141	1,546,921	1,490,084	7.7
Investment securities	288,571	272,298	233,926	372,833	369,423	(21.9)
Earning assets	1,947,964	1,917,535	1,822,541	1,925,102	1,866,358	4.4
Noninterest-bearing deposits	149,583	174,217	176,510	173,430	175,493	(14.8)
Interest-bearing deposits	1,513,880	1,451,075	1,501,325	1,465,197	1,452,227	4.2
Interest-bearing liabilities	1,729,695	1,739,899	1,681,203	1,731,908	1,669,751	3.6
Shareholders’ equity	229,673	184,151	187,733	193,997	193,153	18.9

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Past due 90 days or more and still accruing	$1,277	$413	$1,053	$1,675	$72
Nonaccrual loans	38,029	33,865	24,381	16,438	12,236
Restructured loans	250	260	267	461	651

Total nonperforming loans	39,556	34,538	25,701	18,574	12,959
Other real estate owned	9,080	7,587	6,201	4,824	4,280

Total nonperforming assets	$48,636	$42,125	$31,902	$23,398	$17,239
Net chargeoffs	9,759	4,952	4,596	519	4,302		19,826	8,456
Allowance for credit losses	35,806	30,984	31,281	30,310	30,370
Nonperforming loans to total loans	2.47%	2.12%	1.63%	1.20%	0.87%
Nonperforming assets to total assets	2.28	2.00	1.55	1.10	0.84
Nonperforming loans to total assets	1.86	1.64	1.25	0.88	0.63
Allowance for credit losses to total loans	2.23	1.90	1.99	1.96	2.04
Net charge-off percentage (annualized)	2.43	1.22	1.17	0.13	1.15		1.26%	1.06%
Allowance for credit losses to nonperforming loans	0.91 X	0.90 X	1.22 X	1.63 X	2.34 X

FINANCIAL SUMMARY

						Fourth
						Quarter	Twelve Months Ended
	2008				2007	2008-2007	December 31
	Fourth	Third	Second	First	Fourth	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2008	2007	Variance
Income Statement Data
(Dollars in thousands, except share data)

Interest income:
Loans	$24,191	$25,601	$25,339	$27,056	$29,196	(17.1)%	$102,187	$85,259	19.9%
Other	3,236	2,867	4,617	5,054	4,951	(34.6)	15,774	12,362	27.6

Total interest income	27,427	28,468	29,956	32,110	34,147	(19.7)	117,961	97,621	20.8
Interest expense	13,014	12,913	13,280	14,645	15,678	(17.0)	53,852	42,368	27.1

Net interest income	14,413	15,555	16,676	17,465	18,469	(22.0)	64,109	55,253	16.0
Provision for credit losses	14,580	4,656	5,567	459	14,411	1.2	25,262	18,952	33.3

Net interest income after provision for credit losses	(167)	10,899	11,109	17,006	4,058	(104.1)	38,847	36,301	7.0
Noninterest income	4,625	4,626	6,781	4,549	3,984	16.1	20,581	14,998	37.2
Noninterest expense	20,302	17,840	17,495	17,180	25,918	(21.7)	72,817	62,356	16.8

Income (loss) before income taxes	(15,844)	(2,315)	395	4,375	(17,876)	(11.4)	(13,389)	(11,057)	21.1
Income taxes	(7,698)	(726)	135	1,365	(7,309)	5.3	(6,924)	(5,394)	28.4

Net income (loss)	(8,146)	($1,589)	$260	$3,010	($10,567)	(22.9)	($6,465)	($5,663)	14.2
Dividends and accretion on preferred stock	(154)	—	—	—	—	NM	(154)	—	NM

Net income (loss) available to common shareholders	($8,300)	($1,589)	$260	$3,010	($10,567)		($6,619)	($5,663)

Net income (loss) per share:
Basic	($0.53)	($0.10)	$0.02	$0.19	($0.67)	(20.9)%	($0.42)	($0.49)	(14.3)%
Diluted	($0.53)	($0.10)	$0.02	$0.19	($0.67)	(20.9)	($0.42)	($0.49)	(14.3)
Cash dividends per share	—	$0.05	$0.17	$0.17	$0.17	(100.0)	$0.39	$0.68	(42.6)

Other Data

Return on average assets	(1.52)%	(0.31)%	0.05%	0.58%	(2.07)%		(0.31)%	(0.39)%
Return on average equity	(16.64)	(3.37)	0.54	6.20	(20.79)		(3.34)	(3.70)
Net yield on earning assets	3.03	3.44	3.57	3.81	3.99		3.44	4.17
Efficiency	103.21	85.73	73.20	76.61	113.42		83.54	88.76
Average equity to assets	9.12	9.13	9.25	9.42	9.96		9.25	10.56
Average loans to assets	75.84	77.92	74.39	72.94	71.73		75.28	73.23
Average loans to deposits	97.66	96.80	96.24	92.43	89.79		95.81	91.50
Average noninterest — bearing deposits to total deposits	9.65	9.76	10.35	10.34	10.97		10.02	12.17

COMMON STOCK DATA

	2008				2007
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$2.38	$4.51	$6.90	$8.75	$10.79
High	6.00	9.11	9.60	10.99	12.95
Low	2.01	3.90	6.76	8.00	9.61
Book value	11.32	11.76	11.99	12.39	12.31
Tangible book value	7.71	8.15	8.39	8.78	8.69
Dividend	—	0.05	0.17	0.17	0.17
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,694,068
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,687,444	15,754,310